EXHIBIT 5(b)
                                                               ------------


                               STRYKER, TAMS & DILL LLP
                                    Two Penn Plaza
                               Newark, New Jersey 07105
                                    (973) 491-9500



                                                       Newark, New Jersey
                                                       May 4, 1998



          National Fuel Gas Company
          10 Lafayette Square
          Buffalo, New York 14203



          Ladies and Gentlemen:

               With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and
          Exchange Commission by National Fuel Gas Company ("Company") under the Securities Act of 1933, as amended ("Act"), and pursuant to which the Company intends to register 1,000,000 shares of its common stock, $1.00 par value ("Stock"), and the 1,000,000 common stock purchase rights ("Rights") appurtenant thereto, for offer and sale in connection with its Dividend Reinvestment and Stock Purchase Plan ("Plan"), we are of the opinion that:

               1. Your Company is a corporation duly organized and validly existing under the laws of the State of New Jersey.

               2. All action necessary to make the Stock, insofar as it consists of authorized but unissued Stock, validly issued, fully paid and non-assessable will have been taken provided that:

               a. An SEC order pursuant to the Public Utility Holding Company Act of 1935, as amended, relating to the authorized but unissued Stock, shall be and remain effective;

               b. At a meeting or meetings of your Board of Directors and/or a duly appointed and authorized committee thereof all necessary actions shall have been taken to authorize the issuance and sale of the authorized but unissued Stock in connection with the Plan, including fixing or otherwise determining the consideration to be received therefor; and

               c. The authorized but unissued Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement.

               3.   The  Rights,  when   issued  as  contemplated  by   the
          Registration Statement, will be legally issued.

               The opinion set forth in paragraph 3 is limited to the valid issuance of the Rights under the corporation laws of the State of New Jersey. In this connection, we have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

               We are members of the New Jersey Bar and do not hold ourselves out as experts on the laws of any other jurisdiction. As to all matters of New York law, we have relied upon an opinion of even date herewith of Reid & Priest LLP, New York counsel for the Company, which is being filed as an exhibit to the Registration Statement. As to all matters of New Jersey law, Reid & Priest LLP is hereby authorized to rely on this opinion to the same extent as if this opinion had been addressed to them.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.


                                        Very truly yours,

                                        /s/ Stryker, Tams & Dill LLP

                                        STRYKER, TAMS & DILL LLP